Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Contract № 840/08625142/31/114-22 Date: 28.11.2022
THE SELLER Isotope-Regional Alliance, Joint Stock Company (JSC «Isotope») Pogodinskaya str., 22, Moscow, 119435, Russia. Phone: +7(495) 981-96-16
THE BUYER The Company IsoRay Medical Inc. 350 Hills Street, Suite 106 Richland, WA 99354-5411 USA Contact person: Егоров Олег (Russian representative), tel. +7.926.308.5682

THE CONSIGNEE

The Company IsoRay Medical Inc.

350 Hills Street, Suite 106

Richland, WA 99354-5411 USA

Contact person: Quincey Young, tel: 509.375.1202

Airport of destination: Seattle, USA.

Possible airports of destination: Los Angeles, New York, USA.

2. Moving Forward International

GmbH

Cargo City South, Bldg 638b,

60549 Frankfurt, Germany

Tel.: +49 (0) 69 9686 123 10

Airport of destination: Frankfurt, Germany

together - “the Parties”,
NOTIFICATION FedEX Trade Networks 16353 NE Cameron Blvd Portland, Oregon 97230 USA Phone: +1503-255 1391 ext.14
THE END USER The Company IsoRay Medical Inc. 350 Hills Street, Suite 106 Richland, WA 99354-5411 USA

THE CONSIGNOR

- Research Institute of Nuclear Materials, Joint-Stock Company (INM JSC)

P.O.Box 29, Zarechny,

Sverdlovsk Region, Russia, 624250

Tel.: +7 (343 77) 350 01, Fax: 7 (34377) 333 96

or

-         Joint Stock Company «Isotope», (JSC «Isotope»)

Pogodinskaya str., 22, Moscow, 119435, Russia.

Phone: +7(495) 981-96-16

or

-         MedikorPharma-Ural LLC

620109 Sverdlovskaya region,

Yekaterinburg, Krulya Street, 2, apartment 192

Tel.: 8(343) 270-75-29

E-mail:8(343) 270-75-29

TERMS OF DELIVERY FCA airport Yekaterinburg or Moscow, Russian Federation (Incoterms 2020)

THE MANUFACTURER

1. Research Institute of Nuclear Materials, Joint-Stock Company (INM JSC)

P.O.Box 29, Zarechny,

Sverdlovsk Region, Russia, 624250

Tel.: +7 (343 77) 350 01

Fax: +7 (343 77) 733 46

E-mail: rtd@inm-rosatom.ru

2. RIAR JSC

9, Zapadnoye Shosse, Dimitrovgrad, Ulyanovsk region, 433510, Russian Federation

Contact person: Mr. G.V. Orlov

Phone.: +7 (84235) 7-96-99, 7-96-57

E-mail: orip@niiar.ru

THE BUYER and THE SELLER have mutually agreed that under the present Contract the Seller will deliver in 2023 following Goods to the Buyer:

1.Denomination of the Goods and Specifications.	Total activity of the shipments on calibration date not more than, Ci	Price, USD per Ci	Total, USD
Dehydrated water soluble cesium-131 salt (nitrate) Technical characteristics of the Goods indicated in Appendix 3 to the present Contract	[**]	[**]	[**]
2.The Amount of the Contract: USD [**].
3. The price of the Goods and allocation of costs between Parties shall be made according to FCA Yekaterinburg or Moscow airport, Russian Federation (Incoterms 2020).

4.Quantity and (or) activity of the Goods requirements:

4.1. The above number of Goods and total amount of the contract are to be understood as frame value only, whereas the actual number of the Goods, quality parameters and total amount of the Contract will be based on the Buyer’s written orders, confirmed by the Seller, by means of sending to the Buyer the acceptation of the Buyer’s order.

4.2. The order must be sent to the Sellers not later than 3 weeks before planning delivery date mentioned in the order.

4.3. Total activity of the lot of Goods is established in accordance with the calibration date (Tuesday of the week following the week of delivery) provided in the Buyers written order set to 12:00 p.m. (noon) Pacific Standard Time.

4.4. Each quarter the Buyer shall send to the Seller and the Manufacturer preliminary shipment schedule for production planning purposes.

4.5. The minimum activity of one batch of Goods is not less than 20 Ci at the calibration date.

5. The Buyer’s representations and warranties:

5.1. Under the present Contract the Goods will be used:

- for the production of medical sources;

- only for the purposes stipulated in the present contract specifically excluding any military use, production of nuclear explosive devices or weapons of mass destruction.

5.2. The Goods will not be re-exported and will be used by the end user in the territory of the USA. The Seller is entitled to verify whether the Goods are used in accordance with the purposes stipulated in the present contract. The Buyer undertakes to make all arrangements necessary for such a verification by the representatives of the Seller.

5.3. The Buyer agrees to protect, defend, indemnify and hold the Seller and its affiliated and subsidiary companies and their respective officers, directors, employees and agent (together, the "Indemnified Parties") harmless from all claims, losses, damages, and expenses that may be asserted against or be incurred by the Indemnified Parties whether direct or indirect, foreseeable or unforeseeable, including, but not limited to, those resulting from injuries to any person or damage to any property, caused in any manner by any act or failure to act of Buyer in connection with this Contract, or based upon any claim of product liability or strict liability in tort. In the event such indemnity as described above is prohibited by law, then said indemnity shall only be to the extent caused by the Buyer’s negligent acts or omissions to the extent allowed by applicable law.

6. Terms of packaging, labeling of the Goods and return of empty shipping packing sets:

6.1. The Goods are to be shipped in non-returnable type A transport packing sets. The value of the packing sets is included into the price of the Goods.

7. Special conditions:

7.1. The following company is determined by the Buyer as a Supplier of the Goods, produced by JSC "SSC RIAR": MedikorPharma-Ural LLC, 620109, Sverdlovskaya region, Yekaterinburg, Krulya Street, 2, apartment 192, Tel.: 8(343) 270-75-29, E-mail: dpbugaev@gmail.com. The Buyer is responsible to the Seller for MedikorPharma-Ural LLC fulfillment of its obligations. The cost of services, provided by MedikorPharma-Ural LLC, shall not exceed USD 2 070 000,00 (Two Million Seventy Thousand).

8. Disclosure terms:

8.1. The Buyer warrants to the Seller that all data and records regarding the Buyer’s entire ownership chain and leadership including beneficiaries (inter alia ultimate beneficiaries) submitted electronically from the Buyer’s e-mail address to the Seller’s e-mail address isotop@isotop.ru, (further herein referred to as “Information”) are full, accurate and true. In the event of change in the Buyer’s Information, the Buyer shall notify the Seller in writing within 5 (Five) days of such change which notice shall be supported by copies of relevant records, either notarized or undersigned by the duly authorized signatory.

8.2. In accordance with the applicable laws of the Russian Federation the Buyer hereby agrees and acknowledges consent of all concerned or affiliated persons to present the Information, for the disclosed Information to be processed by the Seller, and for further disclosure of the Information in whole or in part by the Seller to competent authorities including the Federal Tax Service of Russia, Russian Ministry of Energy, Federal Service for Fiscal Monitoring, and Russian Government, and further processing of disclosed Information by such authorities (further herein referred to as Disclosure). The Buyer hereby discharges the Seller from all liability resulting from such Disclosure and is liable to reimburse to the seller any damages, losses and expenses incurred due to raising any claims raised by any third party, whose rights were or may be infringed by such Disclosure.

8.3. Both the Buyer and the Seller confirm that the provisions concerning disclosure of the Information and keeping such Information up to date are recognized by the Parties as material terms and conditions of the present Contract. Failure to disclose, late disclosure and (or) incorrect disclosure and (or) incomplete disclosure of Information, including notice of change of Information together with supporting documents, in a timely and accurate manner, in whole or in part, is considered a valid reason to terminate the Contract at the Seller’s sole discretion and make claims against the Buyer to reimburse damages resulting from such termination. The Contract shall be deemed terminated as of the date of receipt of written notice of the Seller by the Buyer unless a later date is specified in such notice.

8.4. While executing the present Contract, the Parties are complying and shall comply with all the applicable laws and regulations, including any anti-bribery and anti-corruption laws.

8.5. The Parties or any of their officials, employees, shareholders, representatives, agents, or any persons acting on behalf or by request of any Party under this Contract, shall not directly or indirectly, under commercial relationships with other businesses or the public sector, offer, give, execute, or agree to offer, give, execute (independently or by agreement with other persons) any payment, gift, or other benefit with the purpose of executing any provisions of the present Contract, if such actions violate any anti-bribery or anti-corruption laws or regulations applicable to the Parties.

9. The present Contract shall come into effect upon signature and terminates on 31.03.2024.
10. All other terms and conditions of the Contract are nominated in Appendixes 1, 2 and 3 to the Contract and are an integral part thereof.
11. The Contract and any Appendixes and Addendа to the Contract shall be considered legally binding if provided by facsimile transmission or by e-mail.

THE SELLER /s/ Anton Shargin, Director of Department of Isotope Products Sales, December 12, 2022	THE BUYER /s/ Jennifer Streeter, COO, Dated: December 6, 2022

APPENDIX 1

to Contract № 840/08625142/31/114-22

Date:

1.Payment shall be made by the Buyer in USD within 30 (thirty) calendar days from the date of delivery of the Goods.

2.The payment in USD shall be made by the Buyer to the following Seller's account:

Isotope - Regional Alliance, Joint-Stock Company (Isotope JSC)

119435, Moscow, 22 Pogodinskaya str.

Acc.: [**]

SWIFT: JSBSRU2P

Mailing address: BANK SAINT-PETERSBURG PJSC, ST.PETERSBURG, RUSSIA

3.The payment shall be credited to the abovementioned Seller’s account within 50 (fifty) calendar days from the date of the delivery of the Goods.

All expenses, fees and commissions of the Buyer's bank are to be paid by the Buyer, all expenses, fees and commissions of other banks shall be paid by the Seller. Thereby, the amount due to the Seller is the amount of payment from Buyer to Seller less fees and commissions of intermediary banks and other banks except commissions of the Buyer's bank.

4.Should the Buyer's bank refuse to perform a settlement transaction for payment towards the Seller in accordance with the Contract hereto, the Buyer undertakes to open an account with another bank and (or) in a bank of another jurisdiction in order to execute the settlement transaction within a reasonable term. In this case, the term for the fulfillment of the Buyer's obligations to pay in favor of the Seller under the Contract hereto may be extended upon the Parties’ consent.

5.The Buyer's payment obligation is considered fulfilled from the moment when the payment is credited to the above-mentioned Seller’s account.

THE SELLER /s/ Anton Shargin, Director of Department of Isotope Products Sales, December 12, 2022	THE BUYER /s/ Jennifer Streeter, COO, Dated: December 6, 2022

APPENDIX 2

to Contract № 840/08625142/31/114-22

Date:

GENERAL CONDITIONS OF DELIVERY

1. Terms of delivery

1.1. When delivering the Goods on terms under FCA Yekaterinburg or Moscow (INCOTERMS 2020) the Consignor shall hand over the Goods to the carrier named by the Buyer, or, if such a carrier has not been named by the Buyer, to the Consignor’s Transport Agent. The air freight charged at the place of departure shall be paid by the Buyer by his own.

1.2. The title as well as all the risks which the Goods may be subject to shall be transferred to the Buyer from the date of delivery of the Goods.

1.3. The date of delivery is considered the date of the flight from Yekaterinburg or Moscow according to the air waybill.

1.4. The Goods are delivered with the following documents:

- Invoice (3 copies);

- Quality Certificate (2 copies);

- Shipping specification (2 copies).

2. Quality of the Goods

2.1.The quality of the Goods should meet the contractual technical requirements and should be confirmed by the Quality Certificate issued by the producer of the Goods.

3. Quantity of Goods.

3.1. The quantity of sent Goods in specified units should be attested by Packing List drawn up by the Manufacturer of Goods.

4. Terms of Transportation

4.1. No later than [**] days prior to the beginning of the month of delivery the Buyer is obliged to provide shipping instructions to the Seller/Manufacturer (consignor), advising them on all necessary shipping details. In case the Buyer fails to send any information in due time without which the shipment of Goods is impossible, the Buyer bears all additional expenses arising out of this and all the risks which the Goods may be exposed to, starting from the agreed date of delivery or after the expiry of the agreed time of delivery.

4.2. The Consignor is responsible for providing physical protection, security and other measures to ensure physical protection in relation to the delivered Goods until the transfer of the Goods in Moscow or Yekaterinburg airport in accordance with the requirements of the legislation of the state through which the Goods will be transported.

4.3. The Consignee assumes responsibility for ensuring physical protection of guards and other measures to ensure physical protection in relation to the delivered Goods after the moment of the transfer of the Goods in Moscow or Yekaterinburg airport in accordance with the requirements of the legislation of the state through which the Goods will be transported.

5. Notice of Shipment

5.1. During one working day before the shipment the Seller shall forward the following data to the Buyer by e-mail or fax:

- date of shipment;

- denomination of Goods;

- quantity of Goods;

- Contract number;

- quality characteristics (Quality Certificate with the stamp of the Manufacturer);

- flight and Waybill numbers.

6. Delivery and Acceptance of Goods

6.1. The Goods shall be considered as delivered by the Seller and accepted by the Buyer:

- in respect of gross weight and number of pieces – according to the waybill (packing list);

- in respect of net weight and other specified units - according to the Shipping Specification;

- in respect of quality – according to Quality Certificate.

7. Claims

7.1. If on the arrival of Goods to the place of destination there is any lack of conformity of their quality to the provisions of the Contract due to circumstances excluding the responsibility of the Carrier or in case of ascertainment of shortage of Goods inside the intact original packing of the producer of Goods, i.e. when there are no traces of penetration to the cargo during transportation, the Buyer has the right to make claims against the Seller.

7.2. Given the specific nature of the Goods, the Buyer understands and expressly agrees that no Claims may be made later than [**] from the delivery date and that such time period is reasonable and conscionable.

7.3. Claims in respect of quality and quantity should be accompanied by the Statement drawn up at the place of destination with participation of the Seller’s representative or by the Statement of an official control organization of the Buyers` country.

7.4. The Seller is liable for alteration in quality of the Goods or for shortage of the Goods after risks have passed to the Buyer only in case if they occurred through the fault of the Seller.

7.5. The liability of the Seller under this Contract (whether for lack of conformity of quality or quantity or otherwise) shall in no event exceed the price of the claimed lot of Goods.

7.6. The Buyer agrees that return of the claimed lot of Goods and repayment of the purchase price for such claimed Goods shall be the sole remedy available to the Buyer for lack of conformity of quantity or quality, and that the Seller shall not be obliged to deliver substitute Goods or to pay compensation for losses or damages incurred by the Buyer.

7.7. In case of delay in delivery of Goods through the Buyer’s fault the Seller doesn’t bear responsibility for change in quality of Goods which occurred because of the radioactive decay of isotopes.

7.8. No claims made for any individual lot of the Goods may be a reason for the Buyer to refuse to accept or pay for other deliveries under the present Contract.

8. Liability

8.1. In case the Seller does not deliver the Goods in time stipulated in the Contract the Seller is to reimburse the liquidated damages amounting to [**] for each day of delay but no more than [**] of value of the not delivered Goods.

8.2. In case the Buyer does not make the payment in the time stipulated in the Contract the Buyer is to pay the default interest amounting to [**] for each day of delay but no more than [**] of delivered value.

8.3. In case the Buyer’s payment is not received in the account of the Seller in the time stipulated in the contract the Seller has the right to demand reimbursement of the expenses related to the payment of the penalties imposed on the Seller under the currency regulation and currency control legislation of Russian Federation.

8.4. The obligation of the defaulting party to pay a penalty arises upon written demand submitted by the other party. In case of delay in performance the penalty shall accrue from the date of due performance by the party of its obligation hereunder.

8.5. In the event that the Buyer, in violation of clause 12.11 of the Сontract hereto, refuses to fulfill obligations under the Contract, in connection with the imposition of political and (or) economic sanctions by individual states and (or) international organizations against the Russian Federation and (or) the Seller / Seller’s Affiliates, the Buyer shall reimburse the Seller (upon the Seller’s sole discretion) liquidated damages in the amount of a part of the total cost of the Goods under this Contract, determined as the difference between the Amount of the Contract and the cost of the Goods delivered and actually paid by the Buyer at the time of its refusal to fulfill its obligations OR the price of the discussed lot of Goods delivered by the Seller and accepted by the Buyer by the date of the Buyer’s refusal to fulfil its obligation OR damages in the amount of the Consignor’s costs on manufacture of discussed lot of Goods, calculated and documented by the Consignor (Manufacturer).

9. Licenses

9.1. The Seller is obliged at their risk and expenses to receive the Export License, and the Buyer - the Import License.

9.2. The Party is obliged to inform the other Party on the obtaining of the License for importation / exportation of Goods under the present Contract, in case of necessity of such License, not later than 30 days prior to the month of delivery.

10. Force-majeure

10.1. Neither Party shall bear responsibility for the complete or partial non-performance of any of its obligations (except for failure to pay any sum which has become due under the provisions hereof), if the non-performance results from such circumstances as flood, fire, earthquake and other acts of God as well as war, military operations, blockade, acts or actions of state authorities, economic and political sanctions, retorsions, embargo and (or) other restrictions imposed on the Parties and (or) states to whose jurisdiction the Parties belong and (or) residents of such states and (or) certain territories, provided that such restrictions affect the ability of either Party to perform its obligations under the Contract or any other circumstances beyond the Parties control that have arisen after the conclusion of the contract. In this case the time stipulated for the performance of an obligation under the contract is extended correspondingly for the period of time of action of these circumstances and their consequences, and (or) the Contract is being terminated upon the Seller’s discretion.

10.2. The Party for which the performance of obligation became impossible shall immediately notify in written form the other Party of the beginning, expected time of duration and cessation of above circumstances. Certificate of a Chamber of Commerce (Commerce and Industry) or an act of the other competent authority or organization of the respective country that identifies the circumstance as force-majeure circumstance shall be a sufficient proof of commencement and cessation of the above circumstances.

10.3. The document identifying the circumstance as force-majeure even shall be submitted within 3 (three) months to the Party liability towards which cannot be fulfilled. Should Party that refers to a force-majeure event fails to provide the other Party with the said document, its postponed obligation is deemed valid and due, including the sanctions for non-performance of an obligation by the Party. In certain cases, the term for submitting of such document may.

11. Arbitration

11.1. Any dispute, controversy or claim arising out of or in connection with this Contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of Hong Kong International Arbitration Center (HKIAC).

11.2. The arbitral tribunal shall be composed of a sole arbitrator, appointed by the Hong Kong International Arbitration Center (HKIAC).

11.3. The seat of arbitration shall be Hong Kong.

11.4. The hearings may be conducted in Hong Kong, or via online conference, or any other following Parties’ agreement.

11.5. The language to be used in the arbitral proceedings shall be English.

11.6. This Contract shall be governed by, and construed in accordance with, the substantive laws of Hong Kong without reference to its conflict of laws rules. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

12. Other conditions

12.1. All taxes, duties, fees and other expenses whatsoever connected with the fulfillment of the Contract on the territory of the Seller’s country are to be paid by the Seller and beyond it – at the expenses of the Buyers, unless otherwise provided in accordance with the delivery basis agreed upon by the Parties.

12.2. Neither of the parties is entitled to transfer its rights and obligations under the Contract to any third party without the written consent of the other Party.

12.3. Any alternations and/or additions to the Contract are valid only if they are made out in written form and signed by the duly authorized representatives of the Parties.

12.4. The Parties undertake to maintain confidentiality with respect to the information contained in this contract and also concerning information about financial, economic or other activities of a Party that was provided to the other Party or became known in connection with preparation or execution of this Contract. The Parties have the right to transfer information related to this Contract subject to the prior consent of the other Party.

12.5. Restrictions on disclosure of information, mentioned in item 12.4 of the present Contract, will not apply if such disclosure is (i) made to affiliated companies, professional advisors, or (ii) necessary to comply with the requirements of any applicable legislation.

12.6. The provisions of this section regarding Confidentiality will remain in force for 3 (three) years after expiration of this Contract.

12.7. In case of necessity of transfer by one of the Parties to the other Party of information constituting a commercial secret, the Parties undertake to conclude a Non-disclosure Agreement, otherwise such information will not be provided.

12.8. The Parties acknowledge that the information contained in this contract may be disclosed by one of the Parties without the consent of the other party to the following third parties: organizations that maintain accounting and tax records, auditors, accounting and tax accounting consultants, if necessary to ensure the effective implementation of this contract and provided that such third parties to whom the said information is to be disclosed, are aware of the confidential nature of such information and have assumed a written obligation to comply with the confidentiality restrictions applicable to the information provided to them.

12.9. All Appendixes mentioned in the Contract are its integral parts.

12.10. After the signing of the Contract all preceding negotiations and correspondence concerning the Contract are deemed to be null and void.

12.11. The imposition of economic and political sanctions, retorsions, embargo and (or) other restrictions towards Russian Federation and (or) the Seller / Seller's Affiliates is not and under no circumstances can be a ground for relieving the Buyer from fulfilling obligations under this contract should the commencement of such circumstances be not duly confirmed under para. 10.2.-10.3. hereof.

12.12. Moscow is considered to be the place of the Contract signing.

12.13. Facsimile signature or signature by email of the Contract and all Appendixes and Addendа is permissible.

12.14. The present Contract is signed in two identical copies, one for each Party, each copy is in Russian and English. English text takes precedence over Russian text.

13. Additional representations and warranties

Each Party assures another Party on the following:

- Signing of the Contract by the Party is not in contradiction directly or indirectly with any laws, decrees, other normative acts, acts of public authorities and / or local self-government, local regulatory acts, judicial decisions;

- The Party has received all necessary permissions and approvals for signing the Contract (inter alia in accordance with current legislation of the Party’s country  or  the Party’s founding documents, including approval of a transaction with related parties and approval of a material transaction).

THE SELLER /s/ Anton Shargin, Director of Department of Isotope Products Sales, December 12, 2022	THE BUYER /s/ Jennifer Streeter, COO, Dated: December 6, 2022

APPENDIX 3 to Contract № 840/08625142/31/114-22 Date: PRODUCT QUALITY REQUEREMENTS
1. Physical form 1.1. Dried product with solids content of approximately [**] per shipment.
2. Chemical form 2.1. Аny soluble salt of Cesium. There are no requirements for the determination of the specific chemical composition of the Cesium salt.

3. Radiochemical purity

3.1. Cs isotopes activity ratios per calibration (alert levels):

Cs-132/Cs-131:         [**];

Cs-134/Cs-131:         [**];

Cs-136/Cs-131:         [**];

Cs-137/Cs-131:         [**];

3.2. Impurities activity ratios per calibration (alert levels):

Ba-131/Cs-131:          [**];

Ba-133/Cs-131:          [**];

La-140/Cs-131:          [**];

Co-60/Cs-131:           [**];

Sb-122/Cs-131:          [**];

Sb-124/Cs-131:          [**];

Au-198/Cs-131:         [**];

Zn-65/Cs-131:            [**];

Ir-192/Cs-131:            [**];

Sum of all other gamma emitters: [**].

THE SELLER /s/ Anton Shargin, Director of Department of Isotope Products Sales, December 12, 2022	THE BUYER /s/ Jennifer Streeter, COO, Dated: December 6, 2022